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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                              Symposium Corporation
                                (Name of Issuer)

                                  common stock
                         (Title of Class of Securities)

                                    87155Q201
                                 (CUSIP Number)

                               September 30, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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
----------------------------------                                           ---------------------------------------
CUSIP NO. 87155Q201                                  13G                     PAGE 1 OF 4 PAGES
----------------------------------                                           ---------------------------------------

------------------ -------------------------------------------------------------------------------------------------
        1          Names of Reporting persons/I.R.S. Identification Nos. of Above Persons
                   (Entities Only)
                                     Steven Antebi
------------------ -------------------------------------------------------------------------------------------------
        2          Check the Appropriate Box if a Member of a Group                       (a) [  ]
                   (See Instructions)                                                     (b) [  ]

------------------ -------------------------------------------------------------------------------------------------
        3          SEC Use Only

------------------ -------------------------------------------------------------------------------------------------
        4          Citizenship or Place of Organization
                                     U.S.A.
----------------------------------------------- ----- --------------------------------------------------------------
                                                5     Sole Voting Power
                                                               977,500
                  Number of                     ----- --------------------------------------------------------------
                    Shares                      6     Shared Voting Power
                 Beneficially                                  0
                   Owned by                     ----- --------------------------------------------------------------
                     Each                       7     Sole Dispositive Power
                  Reporting                                    977,500
                 Person with                    ----- --------------------------------------------------------------
                                                8     Shared Dispositive Power
                                                               0
------------------ -------------------------------------------------------------------------------------------------
        9          Aggregate Amount Beneficially Owned by Each Reporting Person
                            977,500
------------------ -------------------------------------------------------------------------------------------------
       10          Check if the Aggregate Amount in Row (9) Excludes Certain Shares           [  ]
                   (See Instructions)

------------------ -------------------------------------------------------------------------------------------------
       11          Percent of Class Represented by Amount in Row (9)
                            7.6%
------------------ -------------------------------------------------------------------------------------------------
       12          Type of Reporting Person (See Instructions)
                            IN
------------------ -------------------------------------------------------------------------------------------------



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ITEM 1(a)         Name of Issuer:

                         Symposium Corporation

ITEM 1(b)         Address of Issuer's Principal Executive Offices:

                         410 Park Avenue, Suite 830
                         New York, New York  10022

ITEM 2(a).        Name of Person Filing:

                         Steven Antebi

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:

                         345 North Maple Drive, Beverly Hills, California 90210

ITEM 2(c).        Citizenship:

                         U.S.A.

ITEM 2(d).        Title of Class of Securities:

                         common stock

ITEM 2(e).        CUSIP Number:

                         87155Q201

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
                          13-1(b)(1)(ii)(E);


                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
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                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:   Mr. Antebi is the beneficial
                  owner of 127,500 shares of common stock and warrants, which are not currently exercisable but may become exercisable within the next 60 days, to purchase 850,000 shares of common stock.

         (b)      Percent of class:   7.6%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote  977,500

                  (ii)     Shared power to vote or to direct the vote  0

                  (iii) Sole power to dispose or to direct the disposition of 977,500

                  (iv)     Shared power to dispose or to direct the disposition
                           of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    October 1, 1999


                                                   /s/ Steven Antebi
                                                   ----------------------------
                                                       Steven Antebi